Universal Technical Institute Names Jerome Grant as Chief Operating Officer
Educational marketing veteran brings more than 20 years of executive leadership to UTI

SCOTTSDALE, ARIZ. - November 29, 2017 - Universal Technical Institute, Inc. (NYSE: UTI), the nation's leading provider of transportation technician training, has appointed Jerome Grant as Chief Operating Officer. He joined UTI on November 27 and reports directly to Kim McWaters, President and Chief Executive Officer of UTI.

In this newly created role, Grant will lead the execution of key growth initiatives, which include increasing student enrollment, moving from a campus model of large destination campuses to smaller commuter campuses, diversifying program offerings and expanding industry relationships. His initial focus will be partnering with marketing and admissions leaders to develop and implement innovative strategies that will accelerate new student growth and meet strong industry demand for skilled technicians. He will oversee the company’s marketing, admissions and operations functions.

“Jerome is a strong leader and operator with a long record of implementing transformational change. As we innovate and invest in the future and focus on driving revenue growth, he is a great addition to the UTI bench," said McWaters, President and Chief Executive Officer. "He has a wealth of experience in adjacent industries that complements our team and, at the same time, brings unique perspective and expertise to the organization. He is passionate about the work we do and committed to quality education that produces strong outcomes for our students."

“UTI has built a very strong brand and the company has significant growth potential,” stated Grant. “I look forward to working with the team to further the company’s leadership in transportation technical training, with a focus on driving long-term growth and profitability.”

Grant has more than two decades of executive leadership experience in post-secondary education, including digital strategy, strategic partnerships, marketing and technology. Previously, he was Senior Vice President, Chief Services Officer with McGraw-Hill Education, Inc. and served in multiple executive roles with Pearson Education, Inc.

He holds a Bachelor of Business Administration degree in labor relations and marketing from the University of Wisconsin-Milwaukee.

About Universal Technical Institute, Inc.
With more than 200,000 graduates in its 52-year history, Universal Technical Institute, Inc. (NYSE: UTI) is the nation’s leading provider of technical training for automotive, diesel, collision repair, motorcycle and marine technicians, and offers welding technology and computer numerical control (CNC) machining programs. The company has built partnerships with industry leaders, outfits its state-of-the-industry facilities with current technology, and delivers training that is aligned with employer needs. Through its network of 12 campuses nationwide, UTI offers post-secondary programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). The company is headquartered in Scottsdale, Arizona. For more information, visit uti.edu.

Press Contact:
Jody Kent, Universal Technical Institute
(623) 445-0872
jkent@uti.edu

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